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                                                                      Exhibit 12
                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                    Thirteen Weeks Ended Thirty-Nine Weeks Ended
                                    --------------------------------------------
                                       February   February   February  February
                                       23, 1997   25, 1996   23, 1997  25, 1996
                                    --------------------------------------------
Consolidated Earnings from Operations
    before Restructuring Charges and
    Income Taxes...................    $21,613    $56,497    $34,687   $134,501
Plus Fixed Charges.................      9,979     10,293     29,593     31,002
Less Capitalized Interest..........       (162)      (421)      (866)    (1,494)
                                       -------    -------    -------   --------
Consolidated Earnings from Operations
    before  Restructuring  Charges  and
    Income Taxes   Available  to  Cover
    Fixed Charges..................    $31,430    $66,369    $63,414   $164,009
                                       =======    =======    =======   ========

Ratio of Consolidated Earnings to Fixed
    Charges........................       3.15       6.45       2.14       5.29
                                       =======    =======    =======   ========
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